 EXHIBIT 99.1

American Realty Capital Properties, Inc.

Consolidated Balance Sheets

(in 000’s)

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
ASSETS
Real estate investments, at cost:
Land	$3,361,195	$3,226,615	$1,379,453	$1,015,469	$754,493
Buildings, fixtures and improvements	12,445,972	11,841,722	5,294,342	3,550,300	2,813,279
Land and construction in progress	62,594	40,459	22,230	—	—
Acquired intangible lease assets	2,231,675	2,209,747	759,786	550,396	431,953
Total real estate investments, at cost	18,101,436	17,318,543	7,455,811	5,116,165	3,999,725
Less: accumulated depreciation and amortization	(661,005)	(422,355)	(267,352)	(179,103)	(116,670)
Total real estate investments, net	17,440,431	16,896,188	7,188,459	4,937,062	3,883,055
Investment in unconsolidated entities	102,047	105,775	—	—	—
Investment in direct financing leases, net	62,094	65,723	66,112	75,403	76,410
Investment securities, at fair value	219,204	213,803	62,067	9,480	78,002
Loans held for investment, net	97,587	98,185	26,279	—	—
Cash and cash equivalents	193,690	83,067	52,725	188,226	272,448
Restricted cash	69,544	55,559	35,881	1,680	1,576
Intangible assets, net	347,618	371,634	—	—	—
Deferred costs and other assets, net	405,056	294,694	279,261	138,485	135,068
Goodwill	2,304,880	2,287,122	96,720	—	—
Due from affiliates	73,336	8,550	—	—	—
Total assets	$21,315,487	$20,480,300	$7,807,504	$5,350,336	$4,446,559

LIABILITIES AND EQUITY
Mortgage notes payable, net	$4,227,494	$4,234,668	$1,301,114	$272,015	$272,042
Corporate bonds, net	2,546,089	2,545,884	—	—	—
Convertible debt, net	975,003	973,737	972,490	300,975	—
Credit facilities	1,896,000	2,415,800	1,969,800	1,310,000	600,000
Convertible obligation to Series C Convertible Preferred stockholders	—	—	—	449,827	445,000
Contingent value rights obligation to preferred and common investors	—	—	—	49,314	31,134
Other debt, net	146,158	148,809	104,804	—	—
Below-market lease liabilities, net	283,518	287,199	77,789	4,200	—
Accounts payable and accrued expenses	154,741	143,860	808,489	677,173	666,582
Deferred rent, derivative and other liabilities	218,023	195,826	40,207	12,090	8,256
Distributions payable	3,837	4,414	10,278	9,882	9,718
Due to affiliates	835	217	—	—	—
Total liabilities	10,451,698	10,950,414	5,284,971	3,085,476	2,032,732

Series D Preferred stock	269,299	269,299	269,299	—	—

Series F Preferred stock	427	427	422	422	430
Common stock	9,079	7,699	2,392	2,217	2,214
Additional paid-in capital	11,904,537	10,305,815	2,939,287	2,707,960	2,703,048
Accumulated other comprehensive income	12,392	13,397	7,666	4,885	7,582
Accumulated deficit	(1,628,354)	(1,365,467)	(864,516)	(602,209)	(447,677)
Total stockholders’ equity	10,298,081	8,961,871	2,085,251	2,113,275	2,265,597
Non-controlling interests	296,409	298,716	167,983	151,585	148,230
Total equity	10,594,490	9,260,587	2,253,234	2,264,860	2,413,827
Total liabilities and equity	$21,315,487	$20,480,300	$7,807,504	$5,350,336	$4,446,559